Exhibit 10.1

SUNOCO, INC.

DEFERRED COMPENSATON PLAN

Amendment No. 2005-1

1.	There is added a new Section 3.13 as follows effective January 1, 2005:

“3.13 Distributions in 2005 under IRC Section 409A Transition Rules.

(a)	Certain Participants Not Employed by the Company on January 1, 2005. In accordance with the transition guidance set forth in Section 18(c) of IRS Notice 2005-1, the Deferred Bonus Account of a Participant who on January 1, 2005 (i) was not employed by the Company, and (ii) was employed by a subsidiary or affiliate of the Company that has not adopted the Plan, shall be distributed to the Participant on or before December 31, 2005, and such Participant shall cease to participate in the Plan as of the date of such distribution.

(b)	Revocation of Participant’s Election to Defer for Bonus Awarded under Incentive Plan for Calendar Year 2004 and Paid in 2005. In accordance with the transition guidance set forth in Section 20 of IRS Notice 2005-1, a Participant who elected pursuant to Section 3.1 of the Plan to defer all or a portion of his or her bonus awarded under the Incentive Plan with respect to calendar year 2004 and payable in 2005, may cancel such deferral election on or before December 31, 2005, in accordance with the provisions of Sections 20(a), (b) and (c) of IRS Notice 2005-1, and in the form and manner prescribed by the Committee, and the amount in the Participant’s Deferred Bonus Account attributable to the cancelled deferral, including Dividend Equivalents and/or Interest Equivalents credited to the Participant’s Deferred Bonus Account with respect to such cancelled deferral, shall be distributed to the Participant on or before December 31, 2005.”